As filed with the Securities and Exchange Commission on September 30, 2013

Registration No. 333-142421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNH GLOBAL N.V.

(Exact name of Registrant as specified in its charter)

Kingdom of The Netherlands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Idenitification No.)

World Trade Center Amsterdam Airport

Schiphol Boulevard 217

1118 BH Schiphol Airport, Amsterdam

The Netherlands

(011-31-20) 446-0429

(Address of Principal Executive Offices)

CNH Global N.V. Equity Incentive Plan

(Full Title of the Plan)

Michael P. Going

Senior Vice President and General Counsel

CNH Global N.V.

6900 Veterans Boulevard

Burr Ridge, Illinois 60527

(630) 887-3766

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

CNH Global N.V. (the “Company”) is filing this post-effective amendment to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-142421), filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2007 (the “Registration Statement”) with respect to 10,300,000 common shares of the Company, par value €2.25 per share (the “Company Common Shares”), registered for issuance under the CNH Global N.V. Equity Incentive Plan.

Effective as of September 29, 2013, as contemplated by the merger agreement, dated November 25, 2012, by and among Fiat Industrial S.p.A., Fiat Netherlands Holding N.V., the Company and CNH Industrial N.V. (formerly FI CBM Holdings N.V.), a corporation organized and existing under the laws of the Kingdom of The Netherlands (“CNH Industrial”), the Company merged with and into CNH Industrial (the “Merger”) and CNH Industrial continued as the surviving corporation.

As part of the Merger, the Company has terminated all offerings of Company Common Shares pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Company Common Shares that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all Company Common Shares registered under the Registration Statement that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CNH Global N.V. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on September 29, 2013.

CNH GLOBAL N.V.

By:	/s/ Michael P. Going
Name:	Michael P. Going
Title:	Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.